CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2018, relating to the financial statements and financial highlights of USCA Premium Buy-Write Fund, a series of USCA Fund Trust, for the year ended September 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Dislcosure of Porftolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
January 23, 2019